NEW WAVE DEVELOPMENTS LIMITED

(Incorporated in the British Virgin Islands with limited liability)

INSTRUMENT OF TRANSFER

I, HUANG Xiguang黄锡光 (“Transferor”) of Room 505, Building 1, No. 62 Huaguo Road, Nanshan District, Shenzhen, Guangdong Province, The People’s Republic of China in consideration of the sum of USD50,000 paid to me by China Neptunus Drugstore Holding Ltd. (Occupation) Corporation of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, VG1110, British Virgin Islands (“Transferee”) do hereby transfer to the said Transferee the -50,000- shares standing in my name in the Register of the above Company to hold unto the said Transferee, their executors, administrators or assigns, subject to the several conditions on which I held the same on the execution hereof. And we the said Transferee do hereby agree to take the said shares subject to the same conditions.

Witness our hands the 6th day of July, 2015.

Signed by the Transferor in the presence of the witness: Full name: Huang Shuqiong Address: Signature: /s/ Huang Shuqiong	For and on behalf of NEW WAVE DEVELOPMENTS LIMITED /s/ Huang Xiguang HUANG Xiguang 黄锡光 Transferor

Signed by the Transferor in the presence of the witness: Full name: Huang Shuqiong Address: Signature: /s/ Huang Shuqiong	For and on behalf of CHINA NEPTUNUS DRUGSTORE HOLDING LIMITED /s/ Zhang Simin China Neptunus Drugstore holding Ltd. Transferee